Exhibit 99.2

Celera Genomics
Media & Investors
David Speechly, Ph.D
510.749.1853
david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

ROCKVILLE, MD – July 27, 2005 –Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $16.4 million, or $0.22 per share, for the fourth quarter of fiscal 2005 ended June 30, 2005, compared to a net loss of $5.8 million, or $0.08 per share, for the fourth quarter of fiscal 2004. The fourth quarter fiscal 2005 results included a $3.6 million pre-tax favorable adjustment to a previous charge recorded in fiscal 2004 associated with the sale of Celera Genomics’ Rockville, MD facility, a tax benefit of $2.2 million related to additional U.S. R&D credits, and a $3.4 million pre-tax charge for severance and asset impairments related to the discontinuation of the Online/Information Business. The fourth quarter fiscal 2004 results included a $24.8 million pre-tax gain associated with the sale of our investment in Discovery Partners International, Inc. (Nasdaq:DPII) and a pre-tax charge of $18.1 million associated with the decision to sell the Rockville facility. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“Celera Genomics made substantial progress in its proteomics endeavors and small molecule programs,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Going forward, we intend to focus our efforts on our most promising opportunities while carefully managing our use of cash by seeking partners for selected assets.”

“Our proteomics platform continues to yield new cancer targets, which we expect will expand the therapeutic and diagnostic value of this platform,” said Kathy Ordoñez, President, Celera Genomics. “We’re pleased with the initiation of Phase I clinical trials of our novel histone deacetylase (HDAC) inhibitor as our first unpartnered compound to enter the clinic, in addition to the progress we’ve made in our Cathepsin S and other programs as our capabilities and pipeline of compounds continue to mature.”

Business Highlights

•	After filing an IND with the FDA in May for HDAC inhibitor, CRA-024781, Celera Genomics reported in July the initiation of Phase I clinical testing for this compound in patients with refractory solid malignancies. The Phase I trial of CRA-024781 is a dose-escalation study, and is being conducted at the University of Chicago Hospitals in the Section of Hematology/Oncology. The objectives of the study are to determine the maximum tolerated dose and to evaluate the safety and pharmacokinetics of CRA-024781.

•	Celera Genomics has advanced a Cathepsin S inhibitor into late preclinical development for the treatment of psoriasis. This compound was developed in South San Francisco as part of a proprietary unpartnered program to develop inhibitors of Cathepsin S.

•	Cathepsin S was the focus of a collaboration between Celera Genomics and Aventis Pharmaceuticals, now sanofi-aventis. Sanofi-aventis has informed Celera Genomics that it has terminated this collaborative Cathepsin S program. The Celera Genomics’ Cathepsin S program is based on different chemical templates from those used in the sanofi-aventis collaboration.

•	Celera Genomics presented data describing the efficacy of a tryptase inhibitor for the treatment of allergic asthma at the annual International Conference of the American Thoracic Society held May 20-25, 2005, in San Diego, CA. The study showed in vivo efficacy with dose dependent inhibition of airway hyperresponsiveness and inflammation in a mouse model of asthma after treatment with a tryptase inhibitor. This suggests that tryptase inhibition may be an effective treatment for asthma.

•	A new small molecule program in autoimmunity was initiated at Celera Genomics based on findings from a disease association study at Celera Diagnostics.

•	Celera Genomics recently moved a small molecule program to lead optimization against a cancer target as a result of findings from its proteomics research activities. Celera Genomics also initiated a new proteomics discovery program related to gastric cancer.

•	Twenty-seven cancer targets have been identified and validated through Celera Genomics’ proteomics studies in pancreatic, colon, breast, and lung cancer specimens. New partners are being sought to create therapies based on these targets. The first targets from renal carcinoma were moved into validation, and the first diabetic samples were obtained for our recently initiated metabolic disease program.

Additional Financial Highlights

•	R&D expenses for the fourth quarter of fiscal 2005 decreased to $27.3 million from $28.7 million in the same quarter last year, due primarily to lower Online/Information Business expenses and the discontinuation of most of the operations of Paracel during the first fiscal quarter of 2005. These decreases were partially offset by increased expenditures to support preclinical development.

•	Revenues for the fourth quarter of fiscal 2005 decreased to $5.0 million from $12.4 million for the same quarter of fiscal 2004, primarily as a result of the expiration of Online/Information Business customer agreements.

•	At June 30, 2005, the Group’s cash and short-term investments were approximately $668 million, compared to approximately $649 million at March 31, 2005. During the fourth quarter of fiscal 2005, Celera Genomics received net proceeds of $42.4 million from the sale of its Rockville facility. For fiscal 2005, Celera Genomics’ cash and short-term investments decreased by approximately $78 million. During fiscal 2005, Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture was approximately $17 million compared to approximately $24 million in fiscal 2004.

•	Having satisfied commitments to its Celera Discovery System customers, Celera Genomics discontinued essentially all operations of its Online/Information Business. The resultant reduction in headcount has left Celera Genomics with 378 employees dedicated to its therapeutic efforts.

For fiscal 2005, Celera Genomics reported a net loss of $77.1 million, or $1.05 per share, compared to a net loss of $57.5 million, or $0.79 per share, for fiscal 2004. R&D expenses for the year increased to $103.5 million from $101.4 million in the prior year, due primarily to increased expenditures to support preclinical development activities and the hiring of additional therapeutic research and development personnel. These increases were partially offset by lower Online/Information Business expenses and the discontinuation of most of the operations of Paracel during the first fiscal quarter of 2005. Revenues were $31.0 million, compared to $60.1 million for the prior fiscal year, due primarily to the expiration of Online/Information Business customer agreements. Fiscal 2005 results included the favorable adjustment related to the Rockville facility, the tax benefit for additional U.S. R&D credits, and the pre-tax charge for the Online/Information business mentioned above. In addition, results for fiscal 2005 included a $4.5 million pre-tax charge related to the discontinuation of most of the operations of Paracel. Fiscal 2004 results included the pre-tax gain associated with the sale of the DPII investment and the pre-tax charge related to the Rockville facility mentioned above.

Celera Genomics Outlook

Celera Genomics believes that its fiscal 2006 financial performance will be influenced by, among other things, the success of its internal and external research and development programs, and the financial performance of Celera Diagnostics. Additionally, Celera Genomics anticipates continuing to advance its small molecule pipeline and is seeking partners to maximize the value of this asset in the most cost effective manner. Celera Genomics also expects to continue its proteomics program and seek additional partners to maximize the therapeutic and pharmacogenomic value associated with these programs. Subject to the inherent uncertainty associated with these factors, Celera Genomics has the following expectations regarding its financial performance for fiscal 2006:

•	Cash Use: Excluding the potential effects of Celera Genomics’ partnering initiatives in fiscal 2006, and the proceeds from the sale of the Rockville facility and the Axys notes repayment in fiscal 2005, net cash use for fiscal 2006 is expected to be approximately the same as last year. This includes an anticipated $10 to $15 million in fiscal 2006 for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. Revenues are expected to be in the range of $5 to $10 million, which reflects the discontinuation of the Online/Information Business.

•	Expenses: Excluding the potential effects of Celera Genomics’ partnering initiatives in fiscal 2006, Celera Genomics anticipates R&D expenses to be in the range of $95 to $105 million, and SG&A expenses to be in the range of $25 to $30 million. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $19 to $23 million.

Other risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the fourth quarter of fiscal 2005, end-user sales for all products sold through the alliance with Abbott Laboratories increased 49% to $18.2 million from $12.2 million in the same quarter last year. This increase was primarily due to increased sales of HCV genotyping, HCV viral load, and Cystic Fibrosis analyte specific reagents (ASRs) manufactured by Celera Diagnostics.

During the recently completed quarter, the pre-tax loss decreased to $4.6 million, compared to $8.7 million in the same quarter last year. The smaller pre-tax loss was primarily due to increased gross margin and lower R&D expenses. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues declined to $9.4 million, compared to $9.7 million in the same quarter last year, primarily as a result of decreased equalization payments offset by increased license and collaboration revenue, mostly due to a milestone payment from Merck & Co., Inc. for the completion of a collaboration in Alzheimer’s disease. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $5.6 million in the quarter, compared to $5.4 million in the fourth quarter of fiscal 2004 due to increased working capital requirements offset by lower pre-tax losses.

For fiscal 2005, end-user alliance sales for all products sold through the alliance with Abbott increased 34% to $61.7 million from $45.9 million in fiscal 2004. This increase was primarily due to increased sales of ASRs for HCV genotyping and viral load, HLA products, and our ViroSeq™ product. Pre-tax losses decreased to $29.9 million from $42.0 million during the prior year. Reported revenues decreased to $35.5 million from $36.7 million in fiscal 2004. Net cash used for the year was $32.1 million compared to $43.3 million in fiscal 2004.

“We are pleased with the performance at Celera Diagnostics,” said Kathy Ordoñez, President, Celera Diagnostics. “Our alliance with Abbott this year achieved our goal for end-user sales and brought new products to market. We also had promising discoveries in our gene association work and made advancements in developing new products. The recent CE certification of both HIV-1 and HCV RealTime™ tests on the m2000 system sold by Abbott and included in the alliance represents the first of what we expect will be a growing portfolio of automated assays that enable our participation in this large and established market for nucleic acid testing of infectious diseases.”

During the fourth quarter of fiscal 2005, Celera Diagnostics continued to work closely with its collaborators and clinical partners toward the completion of genetic studies in cardiovascular and other diseases. The ongoing publication of this work is pivotal to the demonstration of the utility of its new diagnostic markers as new testing procedures based on this work move toward commercialization.

Scientific Highlights

•	A study was presented in a scientific session at the Annual Digestive Disease Week conference in which Celera Diagnostics and its collaborators at the University of California at San Francisco described the role of several genetic variations in liver disease. This finding was a variant in the DDX5 gene associated with a greater than 20-fold increase in risk for Non-Alcoholic Steatohepatitis (NASH), a common progressive liver disease that often leads to fibrosis and cirrhosis.

•	Results on a variant in a second gene (CPT1A) associated with progression to fibrosis in HCV-infected patients were presented at the European Society for the Study of the Liver in Paris in April. This variant was also associated with risk for NASH and these findings were reported at a meeting of the American Association for the Study of Liver Diseases in June.

•	Celera Diagnostics completed its collaboration with Merck & Co., Inc. to identify novel targets for drug discovery in Alzheimer’s disease and diagnostic markers related to Alzheimer’s disease.

•	Celera Diagnostics completed discovery and replication studies to identify novel genes associated with psoriasis and other autoimmune diseases. Celera Genomics is using this information in its drug discovery programs.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics anticipates that its fiscal 2006 financial performance will be affected by, among other things: continued growth in demand for current products, such as ASRs for cystic fibrosis and HCV; sales of new products for infectious disease testing on the m2000 system sold through the alliance with Abbott and others in development at Celera Diagnostics; and new alliance product sales for ASRs for Fragile X and other genetic diseases. Celera Diagnostics intends to continue advancing its genomic research and its medical utility studies to create value from diagnostic testing and, together with Celera Genomics, to seek partnerships to leverage proteomic capabilities to identify novel targets, pharmacogenomic markers and biomarkers. Subject to the inherent uncertainty associated with these factors, Celera Diagnostics has the following expectations regarding its financial performance for fiscal 2006:

For fiscal 2006, Celera Diagnostics anticipates pre-tax losses to be in the range of $19 to $23 million, and fiscal 2006 net cash use to be in the range of $25 to $30 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in the range of $80 to $90 million.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m.
o	Celera Genomics Group	12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 27 until August 7, 2005. Interested parties should call 706.645.9291 and enter conference ID 7618772.

About Applera Corporation and Celera Genomics
Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group (NYSE:ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Forward-Looking Statements
Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) the uncertainty that Applied Biosystems can successfully commercialize royalty-bearing products covered by the marketing and distribution agreement between Celera Genomics and Applied Biosystems, and therefore the uncertainty that the agreement will generate significant royalty payments to Celera Genomics; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright © 2005. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2005	2004 (1)	2005	2004 (1)

Net revenues	$5.0	$12.4	$31.0	$60.1
Costs and expenses
Cost of sales	1.0	2.5	6.0	10.8
Research and development	27.3	28.7	103.5	101.4
Selling, general and administrative	6.9	7.3	26.2	32.4
Amortization of intangible assets	0.7	0.7	2.9	2.9
Employee-related charges, asset impairments and other	(0.2)	18.1	2.6	18.1

Operating loss	(30.7)	(44.9)	(110.2)	(105.5)
Gain on investments, net		24.8		24.3
Interest income, net	4.8	2.5	14.9	10.8
Other income (expense), net	0.1	0.5	1.3	1.9
Loss from joint venture	(4.6)	(8.7)	(29.9)	(42.0)

Loss before income taxes	(30.4)	(25.8)	(123.9)	(110.5)
Benefit for income taxes	14.0	20.0	46.8	53.0

Net loss	$(16.4)	$(5.8)	$(77.1)	$(57.5)

Loss per share analysis

Undistributed net loss	$(16.4)	$(5.8)	$(77.1)	$(57.5)

Net loss per share
Basic and diluted	$(0.22)	$(0.08)	$(1.05)	$(0.79)

Weighted average number of common shares
Basic and diluted	73,794,000	72,820,000	73,350,000	72,517,000

(1) Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$478.5	$5.0	$9.4		(1.9)	$491.0
Cost of sales	224.7	1.0	2.7		(1.1)	227.3

Gross margin	253.8	4.0	6.7		(0.8)	263.7
Selling, general and administrative	124.8	6.9	3.5			135.2
Research, development and engineering	48.3	27.3	7.8		(0.9)	82.5
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	20.2	(0.2)				20.0

Operating income (loss)	60.5	(30.7)	(4.6)		0.1	25.3
Interest income, net	4.5	4.8				9.3
Other income (expense), net	0.4	0.1				0.5
Loss from joint venture		(4.6)			4.6

Income (loss) before income taxes	65.4	(30.4)	(4.6)		4.7	35.1
Benefit for income taxes	(6.2)	(14.0)		(1)	1.1	(19.1)

Net income (loss)	$71.6	$(16.4)	$(4.6)		$3.6	$54.2

Net income (loss) per share
Basic	$0.36	$(0.22)
Diluted	$0.35	$(0.22)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$460.5	$12.4	$9.7		$(3.0)	$479.6
Cost of sales	214.7	2.5	4.7		(2.1)	219.8

Gross margin	245.8	9.9	5.0		(0.9)	259.8
Selling, general and administrative	123.9	7.3	3.6			134.8
Research, development and engineering	51.3	28.7	10.1		(1.1)	89.0
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	18.1	18.1				36.2

Operating income (loss)	52.5	(44.9)	(8.7)		0.2	(0.9)
Gain on investments, net	0.1	24.8				24.9
Interest income, net	2.9	2.5				5.4
Other income (expense), net	0.7	0.5				1.2
Loss from joint venture		(8.7)			8.7

Income (loss) before income taxes	56.2	(25.8)	(8.7)		8.9	30.6
Provision (benefit) for income taxes	15.7	(20.0)		(1)	0.6	(3.7)

Income (loss) from continuing operations	40.5	(5.8)	(8.7)		8.3	34.3
Income from discontinued operations,
net of income taxes	10.6					10.6

Net income (loss)	$51.1	$(5.8)	$(8.7)		$8.3	$44.9

Income (loss) from continuing operations per share
Basic and diluted	$0.20	$(0.08)
Income from discontinued operations per share
Basic	$0.06	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.26	$(0.08)
Diluted	$0.25	$(0.08)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$1,787.1	$31.0	$35.5		$(8.5)	$1,845.1
Cost of sales	835.5	6.0	13.9		(5.7)	849.7

Gross margin	951.6	25.0	21.6		(2.8)	995.4
Selling, general and administrative	485.7	26.2	13.6			525.5
Research, development and engineering	192.2	103.5	37.9		(2.9)	330.7
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	31.8	2.6				34.4
Asset dispositions and litigation settlements	(38.2)					(38.2)

Operating income (loss)	280.1	(110.2)	(29.9)		0.1	140.1
Interest income, net	13.9	14.9				28.8
Other income (expense), net	3.2	1.3				4.5
Loss from joint venture		(29.9)			29.9

Income (loss) before income taxes	297.2	(123.9)	(29.9)		30.0	173.4
Provision (benefit) for income taxes	60.3	(46.8)		(1)	0.1	13.6

Net income (loss)	$236.9	$(77.1)	$(29.9)		$29.9	$159.8

Net income (loss) per share
Basic	$1.21	$(1.05)
Diluted	$1.19	$(1.05)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics		Eliminations	Consolidated

Net revenues	$1,741.1	$60.1	$36.7		$(12.7)	$1,825.2
Cost of sales	828.8	10.8	20.1		(7.8)	851.9

Gross margin	912.3	49.3	16.6		(4.9)	973.3
Selling, general and administrative	465.2	32.4	14.7			512.3
Research, development and engineering	214.2	101.4	43.9		(5.2)	354.3
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	23.7	18.1				41.8
Litigation settlements	(6.7)					(6.7)

Operating income (loss)	215.9	(105.5)	(42.0)		0.3	68.7
Gain on investments, net	11.2	24.3				35.5
Interest income, net	12.0	10.8				22.8
Other income (expense), net	0.6	1.9				2.5
Loss from joint venture		(42.0)			42.0

Income (loss) before income taxes	239.7	(110.5)	(42.0)		42.3	129.5
Provision (benefit) for income taxes	67.4	(53.0)		(1)	0.1	14.5

Income (loss) from continuing operations	172.3	(57.5)	(42.0)		42.2	115.0
Income from discontinued operations,
net of income taxes	10.6					10.6

Net income (loss)	$182.9	$(57.5)	$(42.0)		$42.2	$125.6

Income (loss) from continuing operations per share
Basic	$0.84	$(0.79)
Diluted	$0.83	$(0.79)
Income from discontinued operations per share
Basic and diluted	$0.05	$—
Net income (loss) per share
Basic	$0.89	$(0.79)
Diluted	$0.88	$(0.79)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 amounts have been reclassified for comparative purposes.